UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 10, 2009

Alternative Asset Management Acquisition Corp.

(Exact name of registrant as specified in its charter)

Delaware	001-33629	20-8450938

(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

590 Madison Avenue, 35th Floor
New York, New York 10022

(Address of principal executive offices)

Registrant’s telephone number, including area code: (212) 409-2434

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c)

Item 3.01.      Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

     On February 10, 2009 Alternative Asset Management Acquisition Corp. (the “Company”) received a deficiency letter from the NYSE Alternext US LLC (the “Exchange”) indicating that it was not in compliance with Section 704 of the NYSE Alternext US Company Guide (the “Company Guide”) because the Company did not hold an annual meeting of its stockholders during the year ended December 31, 2008.

     The Company has been afforded the opportunity to submit a plan to the Exchange by March 10, 2009 advising the Exchange of actions taken, or to be taken, to bring the Company into compliance with Section 704 of the Company Guide by August 11, 2009. The Company intends to submit a plan to the Exchange by March 10, 2009 explaining that, pursuant to the Company’s charter, it must consummate a business combination by August 1, 2009, or the Company will dissolve and liquidate. As a result, the Company will either hold an annual meeting of stockholders prior to August 1, 2009 or liquidate, in which case its securities would be delisted from the Exchange.

     If the plan is accepted, the Company will be able to continue its listing, during which time the Company will be subject to continued periodic review by the Exchange’s staff. If the plan is not accepted, the Exchange could initiate delisting procedures against the Company.

     The Company issued a press release on February 12, 2009 announcing receipt of the Exchange’s letter in accordance with Section 1009 of the Company Guide. A copy of the press release is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01.      Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release, dated February 12, 2009

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALTERNATIVE ASSET MANAGEMENT
ACQUISITION CORP.

By:	/s/ Paul D. Lapping

Paul D. Lapping Chief Financial Officer and Secretary

Date: February 12, 2009